                                                          Exhibit (d)(1)(B)(iii)

                         OUTPERFORMANCE OPTION AGREEMENT

                                    UNDER THE

                                 RCN CORPORATION

                           1997 EQUITY INCENTIVE PLAN

                  THIS AGREEMENT is made as of the 23rd of October, 2001 (the "Grant Date"), by and between RCN Corporation, a Delaware corporation (the "Company"), and ((First_Name)) ((Last_Name)) (the "Employee").

                              W I T N E S S E T H:

                  WHEREAS, the Employee is now employed by the Company in a key capacity, and the Company desires to have Employee remain in such employment and to afford Employee the opportunity to be paid incentive compensation measured by reference to the value of Common Stock, thereby strengthening Employee's commitment to the welfare of the Company and promoting an identity of interest between Employee and stockholders of the Company;

                  NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

                  1. Plan. The terms and provisions of the Company's 1997 Equity Incentive Plan (the "Plan") are incorporated herein by reference. In the event of a conflict or inconsistency between discretionary terms and provisions of the Plan and the express provisions of this Agreement, this Agreement shall govern and control. In all other instances of conflicts or inconsistencies or omissions, the terms and provisions of the Plan shall govern and control.

                  2. Grant of Outperformance Options. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Employee, during the period commencing on the date of this Agreement and ending ten (10) years from the date hereof (the "Termination Date"), [_____] Outperformance Options. The Initial Price of each Outperformance Option shall be $[_____]. The Adjusted Price shall be determined in accordance with Section 8(c) of the Plan. For this purpose, the applicable index shall be the S&P 500 Index.

                  3. Vesting. The Options shall vest and become exercisable over a period of five years from the date hereof. Subject to the terms and conditions set forth herein, Employee may exercise the Option to purchase up to one sixtieth (1/60th) of the shares of Stock subject to the Option (rounded to the lowest full number) after one full month has elapsed from the Grant Date, and additional one sixtieth (1/60th) (rounded to the lowest full number) on the date of each of the succeeding 59 months corresponding to the date of the month on which the Grant Date falls.

                  4.       Termination of Employment.

                           (a) If prior to the Termination Date (as defined in
Section 2 herein), the Employee ceases to be employed by the Company by reason of a Normal Termination, retirement, or termination by the Company without Cause, or if the Employee voluntarily terminates employment with the Company, all vesting with respect to the Outperformance Options will cease and the Outperformance Options, to the extent they were vested at the time of such cessation of employment, may be exercised until the earlier of the Termination Date or 90 days after the date of such cessation of employment.

                           (b) If the Employee ceases to be employed by the
Company prior to the Termination Date by reason of Disability or death, the Employee will be fully and immediately vested with respect to the Outperformance Options, and the Employee (or in the event of death, the executor or administrator of the estate of the Employee or the person or persons to whom the Outperformance Options shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution) will have the right, until the earlier of the Termination Date or one year after the date of termination due to Disability or death, to exercise the Outperformance Options.

                           (c) If the Employee's employment with the Company is
terminated by the Company for Cause, unless otherwise provided by the Committee, the Outperformance Options, to the extent not exercised prior to such termination, shall lapse and be canceled.

                           (d) After the expiration of any exercise period
described in either of paragraphs 4(a), 4(b) or 4(c) hereof, the Outperformance Options shall terminate together with all of the Employee's rights hereunder, to the extent not previously exercised.

                  5.       Method of Exercising Outperformance Option.

                           (a) The Employee may exercise any or all of the
vested Outperformance Options, by delivering to the Company a written notice signed by the Employee stating the number of Outperformance Options that the Employee has elected to exercise at that time. The Company will deliver to the Employee, with respect to and in cancellation of each Outperformance Option being exercised, a payment, in cash, shares of Stock, or a combination of cash and shares of Stock (as determined by the Committee at the date of exercise) in an amount equal to (or, in the case of shares, having a Fair Market Value equal to) the product of (i) the closing price of a share of Stock on the trading day immediately preceding the date of exercise, less the Adjusted Price, multiplied by (ii) the Multiplier. The Multiplier shall be rounded to three decimal places, and be determined as follows:

IF OUTPERFORMANCE PERCENTAGE IS:             THE MULTIPLIER WILL EQUAL:
--------------------------------             --------------------------
0% or less                                   0

More than 0% but less than 11%               (Outperformance Percentage x 8/11) x 100
                                             e.g., if Outperformance Percentage = 5%, Multiplier =
                                             (.05 x 8/11) x 100 = 3.636

11% or more                                  8.0

                           (b) At the time of exercise, the Employee shall pay
to the Company such amount as the Company deems necessary to satisfy its obligations to withhold Federal, state or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon.

                  6. Issuance of Cash or Shares. As promptly as practical after receipt of such written notification and full payment of any required tax withholding amount, the Company will issue or transfer to the Employee cash or shares, in an amount determined pursuant to Section 5(a) hereof. In the case of shares, the Company will deliver to the Employee a certificate or certificates therefor, registered in the Employee's name. If, upon such exercise, the Company does not have enough shares authorized for issuance and is contractually prohibited or limited pursuant to a debt covenant or other agreement from transferring sufficient cash, the payment of cash or shares will be subject to shareholder approval of sufficient additional shares, or amendment of the relevant agreement, at the Company's option.

                  7. Company; Employee.

                           (a) The term "Company" as used in this Agreement with
reference to employment shall include the Company and its subsidiaries. The term "subsidiary" as used in this Agreement shall mean any subsidiary of the Company as defined in Section 424(f) of the Code.

                           (b) Whenever the word "Employee" is used in any
provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Outperformance Options may be transferred by will or by the laws of descent and distribution, the word "Employee" shall be deemed to include such person or persons.

                  8. Rights of Stockholder. The Employee or a transferee of the Outperformance Options shall have no rights as a stockholder with respect to any shares of Stock potentially payable pursuant to the exercise of the Outperformance Options until Employee shall have become the holder of record of such share, and no adjustment shall be made for dividend or distributions or other rights in respect of such share for which the record date is prior to the date upon which Employee shall become the holder of record thereof.

                  9. Compliance with Law. Notwithstanding any of the provisions hereof, the Employee hereby agrees that Employee will not exercise the Outperformance Options, and that the Company will not be obligated to issue or transfer any shares to the Employee hereunder, if the exercise hereof or the issuance or transfer of such shares shall constitute a violation by the Employee or the Company of any provisions of any laws or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of the Outperformance Options or the issuance or transfer of shares pursuant thereto to comply with any laws or regulation of any governmental authority.

                  10. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Employee to the Company shall be mailed or delivered to the RCN Human Resources Department at its principal executive office, and all notices or communications by the Company to the Employee may be given to the Employee personally or may be mailed to Employee at the Employee's last known address, as reflected in the Company's records.

                  11. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

                  12. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

                  13. Effect of Change in Control. In the event of a Change in Control, notwithstanding the vesting schedule set forth in paragraph 3 above, all of the Outperformance Options will be fully vested and the Company or its successor will pay to the Employee an amount of cash (less required withholding) equal to the value of each unexercised Outperformance Option, assuming for this purpose that each Outperformance Option had been exercised after the closing of trading of Stock on the day during the 60-day period ending on the date of the Change in Control which produces the highest such value.

                  14.      Golden Parachute Gross-Up.

                           (a) In the event it is determined (as hereafter
provided) that any payment or distribution by the Company to or for the benefit of the Employee pursuant to the terms of the Award Agreement, whether paid or payable or distributed or distributable, including without limitation the lapse or termination of any restriction on or the vesting or exercisability of an Outperformance Option granted under the Award Agreement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Employee will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount equal to the Excise Tax plus any penalties or taxes imposed on the Employee by virtue of such Gross-Up Payment such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains the full value of an Award, with the exception of any regular income taxes owed by the Employee on account of its exercise.

                           (b) Subject to the provisions of Section 15(f)
hereof, all determinations required to be made under this Award Agreement, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by an outside "Big 5" or similar international accounting firm chosen by the Company (the "Accounting Firm"). The Employee will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Employee within 15 calendar days after the date of the Change in Control, and any other such time or times as may be requested by the Company or the Employee. If the Accounting Firm determines that any Excise Tax is payable by the Employee, the Company will pay the required Gross-Up Payment to the Employee within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it will, at the same time as it makes such determination, furnish the Employee with an opinion (addressed to both the Employee and the Company) or other evidence reasonably acceptable to the Employee that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 15(d) hereof and the Employee thereafter is required to make a payment of any Excise Tax, the Employee will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Employee as promptly as possible. The amount of any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Employee within five business days after receipt of such determination and calculations.

                           (c) The Company and the Employee will each provide
the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 15(b) hereof.

                           (d) The federal, state and local income and other tax
returns filed by the Employee will be prepared and filed on a consistent basis with the determination of the Accounting Firm, with respect to the Excise Tax payable by the Employee. The Employee will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Employee's federal income tax return, or corresponding state and local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Employee will within five business days pay to the Company the amount of such reduction.

                           (e) The fees and expenses of the Accounting Firm for
its services in connection with the determinations and calculations contemplated by Sections 15(b) and (d) hereof will be borne by the Company. If such fees and expenses are initially advanced by the Employee, the Company will reimburse the Employee the full amount of such fees and expenses within five business days after the receipt from the Employee of a statement therefor and reasonable evidence of his payment thereof.

                           (f) The Employee will notify the Company in writing
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Employee actually receives notice of such claim and the Employee will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Employee). The Employee will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee will (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company, (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Employee, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 15(f), the Company may, at its option, control all proceedings taken in connection with the contest of any claim contemplated by this Section 15(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Employee may participate therein at his own cost and expense) and may, at its option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Employee to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Employee on an interest-free basis and will indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance: and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue service or any other taxing authority.

                           (g) If, after the receipt by the Employee of an
amount advanced by the Company pursuant to Section 15(f) hereof, the Employee receives any refund with respect to such claim, the Employee will (subject to the Company's complying with the requirements of Section 15(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 15(f) hereof, a determination is made that the Employee will not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of it intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Award Agreement.

                           (h) If Employee takes action to enforce this Section
15 against the Company (which for this purpose shall include making preparations for taking such enforcement action), and such enforcement action is in whole or in part successful (whether by decision of a court or arbitrator, by settlement, by mutual agreement of Employee and the Company or otherwise), the Company shall promptly pay directly or, at Employee's election, reimburse Employee for, all legal and other expert fees and expenses incurred by Employee in connection with such action.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                        RCN CORPORATION

                                        By:_______________________
                                            David C. McCourt
                                            Chairman and Chief Executive Officer

                                            _________________________
                                            Optionee Signature

                                            _________________________
                                            Print Optionee Name